ACCESSOR FUNDS, INC.
                          1420 Fifth Avenue, Suite 3130
                                Seattle, WA 98101

                                 PROXY STATEMENT
                                       FOR
                         SPECIAL MEETING OF SHAREHOLDERS
                                 APRIL 27, 1998

                               GENERAL INFORMATION

         ACCESSOR FUNDS, INC. (the "Fund") is a multi-managed, no-load, open-end, management investment company currently consisting of eight diversified investment portfolios (individually, a "Portfolio" and collectively, the "Portfolios"), each with its own investment objective and policies. The assets of each Portfolio are allocated among Bennington Capital Management L.P. ("Bennington") and/or investment management organizations (each, a "Money Manager"), researched and recommended by Bennington and reviewed and approved by the Board of Directors, pursuant to written agreements (the "Money Manager Agreements") among the Fund, Bennington and the respective Money Managers. This proxy statement (the "Proxy Statement") is furnished in connection with the solicitation of proxies by or on behalf of the Board of Directors of the Fund for use at a Special Meeting (the "Meeting") of shareholders of the Small to Mid Cap Portfolio (the "Small Cap Portfolio") (the "Shareholders") to be held at the offices of the Fund, 1450 Fifth Avenue, Suite 3130, Seattle, WA 98101 on April 27, 1998 and at any adjournments or postponements thereof.

         The first mailing of this Proxy Statement and form of proxy to Shareholders is expected to be made on or about March 27, 1998.

         If the enclosed proxy is properly executed and returned, the shares represented thereby will be voted at the Meeting in accordance with the instructions noted thereon. If no instruction is indicated, the proxy will be voted in accordance with the Board of Directors' recommendations as set forth herein. However, even though you sign and return the accompanying proxy, you may revoke it by giving written notice of such revocation to the Secretary of the Fund prior to the Meeting or by delivering a subsequently dated proxy or by personally attending the Meeting and voting there.

         Proxies will be solicited principally by mail but may also be solicited in person or by telephone or telegraph by officers, directors or agents of the Fund, employees and/or officers or agents of Bennington, the Fund's investment adviser and manager, none of whom will receive additional compensation therefor.

         The costs of solicitation with respect to Proposal No. 1 will be borne by the Small Cap Portfolio, Symphony Asset Management LLC ("Symphony LLC"), an affiliate of Symphony Asset Management, Inc., ("Symphony Inc.") and Symphony, Inc. the current money manager of the Small Cap Portfolio. Forms of proxy material also may be distributed to the Shareholders through brokers, custodians and other like parties, and Symphony will reimburse such parties for their reasonable out-of-pocket expenses incurred in connection therewith.

         Only Shareholders of record at the close of business on March 16, 1998 (the "Record Date") are entitled to notice of and to vote at the Meeting and any adjournment thereof. As of the Record Date, there were ____________ outstanding shares of the Small Cap Portfolio. Each share is entitled to one vote on each matter to come before the Meeting. The presence, in person or by proxy, of the holders of a majority of the outstanding voting securities entitled to vote at the Meeting is necessary to constitute a quorum at the Meeting. Absent a quorum, the meeting will have to be adjourned without conducting any business. The Fund will then have to solicit votes until a quorum is obtained.

         The favorable vote of the holders of a majority of the outstanding voting securities of the Small Cap Portfolio is required for the approval of the new Money Manager Agreement among the Fund, Bennington and Symphony LLC (the "New Agreement") for the Small Cap Portfolio. The vote of the holders of a majority of the outstanding voting securities of the Small Cap Portfolio is defined by the Investment Company Act of 1940, as amended (the "Investment
Company Act") as (i) the vote of 67% or more of the shares present at the Meeting; if the holders of more than 50% of the outstanding shares are present or represented by proxy, or (ii) the vote of more than 50% of the outstanding shares, whichever is less.

         THE FUND'S ANNUAL REPORT HAS PREVIOUSLY BEEN DELIVERED TO SHAREHOLDERS. SHAREHOLDERS MAY OBTAIN A COPY OF THE FUND'S MOST RECENT ANNUAL AND SEMI-ANNUAL REPORTS UPON WRITTEN OR ORAL REQUEST, WITHOUT CHARGE, BY CONTACTING THE FUND AT THE ADDRESS SHOWN ABOVE, OR BY CALLING 1-800-759-3504. IF ANY SHAREHOLDERS WOULD LIKE ADDITIONAL INFORMATION ABOUT THE MATTERS PROPOSED FOR ACTION, FUND MANAGEMENT WOULD WELCOME THE OPPORTUNITY TO ANSWER QUESTIONS AND PROVIDE FURTHER INFORMATION.


                                 PROPOSAL NO. 1

  PROPOSAL TO APPROVE OR DISAPPROVE A NEW MONEY MANAGER AGREEMENT FOR THE SMALL
   CAP PORTFOLIO AMONG THE FUND, BENNINGTON AND SYMPHONY ASSET MANAGEMENT LLC ("SYMPHONY LLC ") AND MODIFICATIONS OF SEVERAL ASPECTS OF THE MONEY MANAGER FEES
      PAID TO SYMPHONY LLC AS THE MONEY MANAGER OF THE SMALL CAP PORTFOLIO
                                  INTRODUCTION

         The assets of each Portfolio of the Fund are allocated among Bennington and investment management organizations (each the "Money Manager" and collectively, the "Money Managers"), researched and recommended by Bennington and reviewed and approved by the Board of Directors, pursuant to written agreements (the "Money Manager Agreements") among the Fund, Bennington and each Money Manager. Proposal No. 1 (the "Proposal") relates only to the Small Cap Portfolio and to Symphony, the Money Manager of the Small Cap Portfolio.

         Symphony Inc., the Fund and Bennington entered into a Money Manager Agreement (the "Current Agreement") dated September 15, 1995, which was reviewed and renewed by the Board of Directors on August 20, 1997. The Current Agreement was submitted to the Shareholders for approval at a special meeting of Shareholders held on August 15, 1995, when Wells Fargo Nikko resigned as the Money Manager of the Small Cap Portfolio, at which time the Money Manager Agreement among the Fund, Symphony Inc. and Bennington was approved. An advisory affiliate of Symphony Inc., Symphony LLC, operating under the same management and with the same personnel, at the same address as Symphony Inc., was established in July of 1996. All new advisory relationships are being established with Symphony LLC and existing advisory relationships are being shifted to Symphony LLC with the intention of eventually phasing out Symphony Inc. Accordingly, the proposed New Agreement will be with Symphony LLC.

         Section 15(a) of the Investment Company Act prohibits any person from serving as an investment adviser to a registered investment company except pursuant to a written contract that has been approved by the shareholders of the registered investment company. Section 15 of the Investment Company Act provides that any increase in the fee structure must be approved by the Board of Directors of the Fund and the shareholders of the Portfolio. The Securities and Exchange Commission issued an exemptive order to the Fund on September 4, 1996 for an exemption (the "Exemptive Order") from certain provisions of the Investment Company Act which would otherwise require Bennington to obtain formal shareholder approval prior to engaging and entering into money manager agreements with Money Managers. Pursuant to the Exemptive Order, the Fund is permitted to replace or add Money Managers and to enter into, modify and terminate Money Manager Agreements with Money Managers upon approval of the Board of Directors but without former shareholder approval, for example among other things a change of control. While the New Agreement with Symphony LLC would be covered by the Exemptive Order, the modification of the fee structure in the New Agreement detailed in this Proxy Statement is not covered by the Exemptive Order due to the fact that the Proposal could result in a potential increase in fees paid to Symphony LLC.

         Therefore, in order to modify the fees paid to Symphony LLC, the Shareholders must approve the New Agreement, which is attached as Exhibit 1, and marked to show changes from the Current Agreement. With the exception of the shift in relationship from Symphony Inc. to Symphony LLC, the modification of several aspects of the fees paid to Symphony LLC, the commencement date and termination date and ministerial changes, the New Agreement contains the same terms and conditions as the Current Agreement.

         At its April 27, 1998 Special Meeting of Shareholders, the shareholders of the Small Cap Portfolio will be asked to approve an amendment to the Current Agreement among the Fund, Bennington and Symphony (the "New Agreement"). The New Agreement, if approved by the Shareholders, will take effect on July 1, 1998. If the New Agreement is adopted by the Shareholders, it will continue in effect through July 1, 1999, at which time it will be subject to annual approval by the Board of Directors and a majority of the Directors who are not parties to such agreement or "interested persons" as that term is defined in the Investment Company Act (the "Independent Directors").

                       TERMS OF CURRENT AND NEW AGREEMENTS

         With the exception of the change from Symphony Inc. to Symphony LLC, modification of the fees paid to Symphony LLC, and ministerial changes to the New Agreement, the New Agreement contains the same terms and conditions as to the Current Agreement. Under the terms of both the Current Agreement and the New Agreement, Symphony Inc. or Symphony LLC, as applicable, has complete discretion to purchase and sell portfolio securities for the Small Cap Portfolio, within the Small Cap Portfolio's investment objective, restrictions and policies, and the more specific strategies developed by Bennington. Both the Current Agreement and the New Agreement provide that Symphony Inc. or Symphony LLC, as applicable, will receive certain fees (the "Money Manager Fee") for its services. Both the Current and New Agreements provide that they may be terminated without penalty by either the Fund, Bennington, Symphony Inc. or Symphony LLC, as applicable, upon 60 days written notice to the other parties and terminate automatically in the event of assignment. The Current Agreement provides that after the initial two year term, unless sooner terminated, it shall continue in effect from year to year only so long as such continuance is specifically approved at least annually by either the Board of Directors of the Fund or by a vote of the majority of the outstanding voting securities of the Small Cap Portfolio, provided that in either event such continuance also is approved by the vote of the majority of the Board of Directors, including a separate vote of the Independent Directors, cast in person at a meeting called for the purpose of voting on such approval. The New Agreement provides that after an initial one year term, unless sooner terminated, it shall continue in effect from year to year only so long as such continuance is specifically approved at least annually by either the Board of Directors of the Fund or by a vote of the majority of the outstanding voting securities of the Small Cap Portfolio, provided that in either event such continuance also is approved by the vote of the majority of the Board of Directors, including a separate vote of the Independent Directors, cast in person at a meeting called for the purpose of voting on such approval. The New Agreement will terminate automatically in the event of its assignment (as defined in the Investment Company Act.). The Money Manager Fee paid to Symphony Inc. is described below in "Money Manager Fees". A comparison of the Money Manager Fee paid pursuant to the Current Agreement and the proposed Money Manager Fee paid pursuant to the New Agreement is provided for below.

                             MONEY MANAGER FEES PAID
                          PURSUANT TO CURRENT AGREEMENT

         The fees paid to Symphony Inc. under the Current Agreement are based on the assets of the Small Cap Portfolio and on the number of complete calendar quarters of management by Symphony Inc. For the first five complete calendar quarters of management of the Portfolio, the Small Cap Portfolio paid Symphony a Money Manager Fee of 0.20% annually on a quarterly basis based on the average daily net assets of the Small Cap Portfolio. This Money Manager Fee had two components, a basic fee of 0.10% annually (the "Basic Fee") and a portfolio management fee of 0.10% annually (the "Portfolio Management Fee").

         Commencing with Symphony Inc.'s sixth calendar quarter of management, the Small Cap Portfolio paid Symphony Inc. a Money Manager Fee which has two components, the Basic Fee of 0.10% annually and a variable fee (the "Performance Fee") which varied with Symphony Inc.'s performance. Set forth below is the "Fee Schedule For Symphony From the Sixth Calendar Quarter of Management Forward" as described in the Current Agreement.

          Fee schedule for Symphony Inc. from the sixth calendar quarter of management forward

       Average annualized                      Annualized
  performance differential vs.                performance
       the Benchmark Index        Basic Fee       fee            Total
  -----------------------------   ---------   -----------      ---------

 Greater Than or Equal to
     2.00%                         0.10%         0.22%            0.32%
 Greater Than or Equal to
     1.00% and Less Than 2.00%     0.10%         0.20%            0.30%
 Greater Than or Equal to
     0.50% and Less Than 1.00%     0.10%         0.15%            0.25%
 Greater Than or Equal to
     0.00% and Less Than 0.50%     0.10%         0.10%            0.20%
 Greater Than or Equal to
     -0.50% and Less Than 0.00%    0.10%         0.05%            0.15%
 Less Than -0.50%                  0.10%         0.00%            0.10%


The Performance Fee was adjusted and paid each quarter based on the annualized investment performance of Symphony Inc. relative to the annualized investment performance of the benchmark index. As long as Symphony Inc.'s performance either exceeded the benchmark index, or trailed the benchmark index by no more than 0.50%, a Performance Fee was paid to Symphony Inc. Symphony Inc.'s performance was measured on the portion of the Small Cap Portfolio's assets managed by it (the "Account"), which excluded assets held by Bennington for circumstances such as redemptions or other administrative purposes.

         Under the Current Agreement, from the sixth to the fourteenth calendar quarter of management of the Account by Symphony Inc., the performance differential versus the benchmark index would be recalculated at the end of each calendar quarter based on Symphony Inc.'s performance during all calendar quarters since commencement of its management of the Account, except that of the immediately preceding quarter. Commencing with the fourteenth calendar quarter of management of the Account, Symphony's average annual performance differential would be recalculated based on Symphony Inc.'s performance during the preceding 12 calendar quarters (other than the immediately preceding quarter) on a rolling basis. Symphony Inc.'s performance would be calculated by Bennington in the same manner in which the total return performance of the benchmark index is calculated.

         The "performance differential" is the percentage amount by which the Account's performance is greater or less than that of the benchmark index. For example, if the benchmark index has an average annual performance of 10.00%, the Account's average annual performance would have to be equal to or greater than 12.00% for Symphony Inc. to receive an annual Performance Fee of 0.22% (i.e., the difference in performance between the Account and the benchmark index must be equal to or greater than 2.00% for Symphony Inc. to receive the maximum Performance Fee). Because the maximum Performance Fee for the Small Cap Portfolio applies whenever Symphony Inc.'s performance exceeds the benchmark index by 2.00% or more, Symphony Inc. could receive a maximum Performance Fee even if the performance of the Account is negative. 1

--------
1 In April 1972, the SEC issued Release No. 7113 under the Investment Company Act (the "Release") to call the attention of directors and investment advisers to certain factors which must be considered in connection with investment company incentive fee arrangements. One of these factors is to "avoid basing significant fee adjustments upon random or insignificant differences" between the investment performance of a fund and that of the particular index with which it is being compared. The Release provides that "preliminary studies (of the SEC staff) indicate that as a 'rule of thumb' the performance difference should be at least +/-10 percentage points" annually before the maximum performance adjustment may be made. However, the Release also states that "because of the preliminary nature of these studies, the Commission is not recommending, at this time, that any particular performance difference exist before the maximum fee adjustment may be made." The Release concludes that the directors of a fund "should satisfy themselves that the maximum performance adjustment will be made only for performance differences that can reasonably be considered significant." The Board of Directors has fully considered the Release and believes that the performance adjustments are entirely appropriate although not within the +/-10 percentage points per year range suggested by the Release.


                                THE NEW AGREEMENT

         The Board of Directors is proposing that the Shareholders approve the New Agreement with Symphony LLC and modify several aspects of the Money Manager Fees paid to Symphony LLC. Pursuant to the proposed New Agreement, the fees paid to Symphony LLC will be based on the assets of the Portfolio and on the number of complete calendar quarters of management by Symphony LLC. For purposes of calculating the fees, the commencement of investment operations for the New Agreement will be September 15, 1995. However, the Basic Fee will be eliminated and Symphony LLC will receive only a variable fee, called a Performance Fee, which will vary with Symphony LLC's performance and will be based on the "Fee Schedule For Symphony From the Sixth Calendar Quarter of Management Forward" as set forth below. The Performance Fee paid by the Small Cap Portfolio to Symphony LLC under the New Agreement could either increase or decrease based on the performance of the Small Cap Portfolio as compared to the benchmark index.

                              Proposed Fee Schedule

                        AVERAGE ANNUALIZED
                 PERFORMANCE DIFFERENTIAL VS. THE       ANNUALIZED
                          BENCHMARK INDEX            PERFORMANCE FEE
                ---------------------------------    ---------------
                Greater Than or Equal to
                    3.00%                                  0.42%
                Greater Than or Equal to
                    2.00% and Less Than 3.00%              0.35%
                Greater Than or Equal to
                    1.00% and Less Than 2.00%              0.30%
                Greater Than or Equal to
                    0.50% and Less Than 1.00%              0.25%
                Greater Than or Equal to
                    0.00% and Less Than 0.50%              0.20%
                Greater Than or Equal to
                    -0.50% and Less Than 0.00%             0.15%
                Greater Than or Equal to
                    -1.00% and Less Than -0.50%            0.10%
                Greater Than or Equal to
                    -1.50% and Less Than -1.00%            0.05%
                Less Than -1.50%                           0.00%


Under the terms of the New Agreement, the Performance Fee will be adjusted and paid each quarter based on the annualized investment performance of Symphony LLC relative to the annualized investment performance of the benchmark index, which may be changed only with the approval of the Board of Directors. As long as Symphony LLC's performance either exceeds the benchmark index, or trails the benchmark index by no more than 1.50%, a Performance Fee will be paid to Symphony LLC. Symphony LLC's performance is measured on the portion of the Small Cap Portfolio's assets managed by it (the "Account"), which excludes assets held by Bennington for circumstances such as redemptions or other administrative purposes.

         From the sixth to the fourteenth calendar quarter of management of the Account by Symphony LLC, the performance differential versus the benchmark index is recalculated at the end of each calendar quarter based on Symphony LLC's performance during all calendar quarters since commencement of its management of the Account, except that of the immediately preceding quarter. Commencing with the fourteenth calendar quarter of management of the Account, Symphony LLC's average annual performance differential will be recalculated based on Symphony LLC's performance during the preceding 12 calendar quarters (other than the immediately preceding quarter) on a rolling basis. Symphony LLC's performance will be calculated by Bennington in the same manner in which the total return performance of the benchmark index is calculated.

         The "performance differential" is the percentage amount by which the Account's performance is greater or less than that of the benchmark index. For example, if the benchmark index has an average annual performance of 10.00%, the Account's average annual performance would have to be equal to or greater than 13.00% for Symphony LLC to receive an annual Performance Fee of 0.42% (i.e., the difference in performance between the Account and the benchmark index must be equal to or greater than 3.00% for Symphony LLC to receive the maximum Performance Fee). Because the maximum Performance Fee for the Small Cap Portfolio applies whenever Symphony LLC's performance exceeds the benchmark index by 3.00% or more, Symphony LLC could receive the maximum Performance Fee even if the performance of the Account is negative. For example, if the Account's average performance is -5.00% and the benchmark index performance is -8.50%, Symphony LLC would earn the maximum incentive fee.

             MATERIAL DIFFERENCES BETWEEN THE CURRENT AGREEMENT AND
                           THE PROPOSED NEW AGREEMENT

         Under the Current Agreement, the range of the average annualized performance differential versus the benchmark index is less than -0.50% to greater than or equal to 2.00%. The Basic Fee was 0.10% and the annualized performance fee range is from 0.00% to 0.22% with a range of fee payable to Symphony of 0.10% to 0.32%. Under the New Agreement, the Basic Fee of 0.10% has been eliminated and the fee will be based solely on the annualized performance fee. The average annualized performance differential versus the benchmark index will range from less than -1.50% to greater than or equal to 3.00% and the annualized performance fee may range from 0.00% to 0.42%. The effect of this modification of the Current Agreement could result in a maximum increase to Symphony LLC of 0.10%, and could also result in a decrease of the lowest fee payable to Symphony LLC from 0.10% to 0.00%.

         The table below details the fees and expenses of the Small Cap Portfolio under the Current Money Manager Agreement and the proposed New Agreement.

                           FEES AND PORTFOLIO EXPENSES

ANNUAL PORTFOLIO OPERATING
EXPENSES(a) (as a percentage   Current Agreement             New Agreement
of average daily net              Current             Proposed        Proposed
assets)                        Small to Mid Cap      Institutional     Advisor
                                 Portfolio              Class          Class
                                 ---------              -----          -----

   Fee Paid to Bennington          0.60%                0.60%          0.60%
    Fee Paid to Symphony           0.32%                0.42%          0.42%
                                   -----                -----          -----
Total Management Fees(b)           0.92%                1.02%          1.02%
12b-1 Fees(c)                       None                None           0.25%

Other Expenses                     0.23%                0.23%          0.23%
    Administrative Fees (d)         None                None           0.25%
                                   -----                ----           -----
Total Other Expenses(e)            0.23%                0.23%          0.48%
                                   =====                =====          =====

Total Annual Portfolio
     Operating Expenses            1.15%                1.25%          1.75%
                                   =====                =====          =====

(a) The Fund has filed Post-Effective Amendment No. 12 with the Securities and Exchange Commission (the "SEC"), which will become effective on May 1, 1998, to establish two classes of shares. The proposed establishment of the two classes of shares are described therein. The current shares of each Portfolio of the Fund will be designated as the Institutional Class Shares. The class of shares will be designated as the Advisor Class Shares. The table data for the Proposed Institutional and Advisor Classes of shares reflects fees and expenses expected to be incurred during the fiscal year ended December 31, 1998, not actual expenses. The data reflected in Current Small to Mid Cap Portfolio reflects the actual fees and expenses as of December 31, 1997.
(b) Management fees consist of the management fee paid to Bennington and the Money Manager fee paid to Symphony. Bennington receives a fee pursuant to its Management Agreement with the Fund equal to 0.60% on an annual basis of the Small Cap Portfolio's average daily net assets.
(c) The 12b-1 fees consist of the maximum allowable fees that may be paid directly by the Fund pursuant to a Distribution Plan and Shareholder Service Plan adopted by the Fund on behalf of the Advisor Class Shares. The Distribution Plan for proposed Advisor Class Shares has been adopted in conformity with the requirements set forth under Rule 12b-1 of the Investment Company Act. Pursuant to the Distribution Plan, the Fund will directly pay or reimburse third parties for distribution related expenses. In addition, a Shareholder Service Plan has been adopted for the proposed Advisor Class Shares. The fees paid pursuant to the Shareholder Service Plan will be for account maintenance and shareholder liaison services. The combination of the fees paid pursuant to the Distribution Plan and the Shareholder Service Plan may be no more than 0.25% per annum. The fees paid pursuant to the Distribution Plan and the Shareholder Service Plan may also be less than 0.25% per annum. The terms of the Distribution Plan and Shareholder Service Plan are described in Post-Effective Amendment No. 12 and will be set forth in the Equity Portfolios' Prospectus - Advisor Class Shares and Fixed-Income Portfolios' Prospectus - Advisor Class Shares when effective. The initial shareholder of the Advisor Class Shares will approve the Distribution Plan and Shareholder Service Plan.
(d) The Administrative Fees consist of the maximum allowable fees that could be paid by the Fund pursuant to an Administrative Services Plan that has been adopted by the Fund for the Advisor Class Shares. Pursuant to such Administrative Services Plan, the Fund may pay Service Organizations who have entered into such arrangements with the Fund up to 0.25% of the average daily net assets of their clients who may from time to time beneficially own Advisor Shares of the Portfolios. The Administrative Service Fee is not for distribution related activities. The terms of the Administrative Service Plan will be set forth in Post-Effective Amendment No. 12 and will be described in the Equity Portfolios' Prospectus - Advisor Class Shares and Fixed-Income Portfolios' Prospectus - Advisor Class Shares when effective.

EXAMPLE:  You would pay the following expenses on a $1,000 investment,  assuming
(1) a 5% annual return and (2) redemption at the end of each time period:

                                            Proposed                 Proposed
                                         New Agreement            New Agreement
                                      Institutional Class        Advisor Class
                Current Agreement            Shares                   Shares
                -----------------            ------                   ------

One Year                $12                    $13                     $18
Three Years             $37                    $40                     $55
Five Years              $63                    $69                     $95
Ten Years              $140                   $151                    $206

         The example assumes Money Manager and other fees are paid at the rates provided in the Annual Portfolio Operating Expenses table above. For a discussion of certain management and Money Manager fees, see footnote (b) to the Annual Portfolio Operating Expenses table.

THE EXAMPLE SHOULD NOT BE CONSIDERED A REPRESENTATION OF PAST OR FUTURE EXPENSES. ACTUAL EXPENSES MAY BE GREATER OR LESS THAN THOSE SHOWN.

Investors should be aware that long term shareholders of Advisor Class Shares of the Fund may pay more than the economic equivalent of the maximum front-end sales charges permitted under the rules of the National Association of Securities Dealers, Inc. (the "NASD").

The purpose of this table is to assist investors in understanding the various costs and expenses that an investor in the Institutional Class Shares or Advisor Class Shares of the Small Cap Portfolio will bear directly or indirectly. For the Institutional Class Shares, the information is based upon the Small Cap Portfolio's projected fees and expenses.

                        Fees Paid by Small Cap Portfolio

For the fiscal year ended December 31, 1997, the following fees were paid by the Small Cap Portfolio:

The following table illustrates the difference between the advisory fees that would be paid under the current fee structure compared to the fees that would be paid under the proposed fee structure. Fees are expressed in dollars and as percentages of the Small Cap Portfolio's average net assets for the year.

     1997         Fee              Current Agreement            New Agreement            Percent Increase
     ----         ---              ---------------------        ----------------------   ----------------
Quarter 1       Basic Fee          (0.10%)       $21,061         N/A
                Performance Fee    (0.22%)       $46,334         (0.42%)       $88,456
                Total Fee          (0.32%)       $67,395         (0.42%)       $88,456         31.25%

Quarter 2       Basic Fee          (0.10%)       $26,416         N/A
                Performance Fee    (0.22%)       $58,115         (0.42%)      $110,947
                Total Fee          (0.32%)       $84,531         (0.42%)      $110,947         31.25%

Quarter 3       Basic Fee          (0.10%        $34,329         N/A
                Performance Fee    (0.22%)       $75,523         (0.42%)      $114,181
                Total Fee          (0.32%)      $109,852         (0.42%)      $114,181         31.25%

Quarter 4       Basic Fee          (0.10%)       $33,529         N/A
                Performance Fee    (0.22%)       $73,765         (0.42%)      $144,181
                Total Fee          (0.32%)      $107,294         (0.42%)      $144,181         31.25%
Total Fees Paid                                 $369,072                      $484,407         31.25%


         Bennington received $691,560 in remuneration from the Small Cap Portfolio pursuant to the Management Agreement with the Fund and $141,256 in remuneration from the Small Cap Portfolio pursuant to a Transfer Agency and Administration Agreement with the Fund.

         Bennington  may  out  of  its  own  resources   provide  marketing  and
promotional support on behalf of the Small Cap Portfolio, and shareholder and administrative servicing on behalf of the Institutional Class of Shares.

                           INFORMATION ABOUT SYMPHONY

         Symphony Inc., whose offices are located at 555 California Street, San Francisco, CA 94104 is a California corporation incorporated on March 30, 1994. Symphony is registered as an investment adviser under the Investment Advisers Act of 1940, as amended, and is registered with the California Department of Corporations. Symphony is a wholly-owned subsidiary of BARRA, Inc. ("BARRA"), a California corporation, which is registered as an investment adviser with the Securities and Exchange Commission and the California Department of Corporations, and as a publicly traded corporation under Section 12(g) of the Securities Exchange Act of 1934, as amended. BARRA is one of the world's leading suppliers of analytical financial software and has pioneered many of the techniques used in systematic investment management, including active management based on so-called factor return predictions.

         Symphony LLC, is a registered investment advisory affiliate of Symphony Inc., organized as a California limited liability company and operating under the same management, and with the same personnel, at the same address as Symphony, Inc. Symphony LLC is owned 50% by Symphony Inc., which is owned 100% by BARRA and 50% by Maestro LLC, a California limited liability company. Maestro LLC is owned 33-1/3% by Jeffrey L. Skelton and 22.22% each by Neil L. Rudolph, Praveen K. Gottipalli and Michael J. Henman.

           Symphony LLC will continue to be an investment management firm dedicated to exploiting information inefficiencies in global financial markets. Symphony Inc. developed an approach to investing that combines the qualities of both systematic and traditional investment management, which will be continued by Symphony LLC. The process begins with a factor-return-based valuation model identifying securities that are relatively under- or over-valued. This factor model is the product of a decade of work by BARRA's active strategies group and has been used as the basis for much of BARRA's successful subadvisory business. As of December 31, 1997, Symphony Inc. and Symphony LLC managed assets of approximately $2,022.3 million and subadvised assets of approximately $656.1 million. Symphony Inc. also served as an investment adviser/subadviser to the following registered investment company(s):

                                                      Current Advisory Fee Rate
  Registered Investment       Net Assets as of        As a Percent of Net Assets
     Company                     12/31/97                     Managed


  Schwab Analytics Fund       $160 million                      0.20%

         The principal executive officers of Symphony LLC and their principal occupations are as follows:

                   Name              Position

          Andrew Thomas Rudd         Chairman
          Jeffrey L. Skelton         Chief Executive Officer and President
          Neil L. Rudolph            Chief Operating Officer/Chief Compliance
                                     Officer/Chief Financial Officer
          Michael Henman             Secretary

         The Board of Directors of Symphony LLC are:

                  Name               Position

          Andrew Thomas Rudd         Director and Chairman
          Jeffrey L. Skelton         Director and Chief Executive Officer
          Michael Henman             Secretary

         Praveen K. Gottipalli will primarily be responsible for the day-to-day management and investment decisions for the Small Cap Portfolio. Mr. Gottipalli has been Director of Investments with Symphony Inc. since March, 1994 and with Symphony LLC since July 1996. From 1985 to 1994, he was with BARRA, Inc., where, prior to joining Symphony Inc., he was Director of the Active Strategies Group for BARRA, Inc. Symphony Inc.'s and Symphony LLC's employees include several individuals with extensive experience as set forth below:

      Name                          Position                   Experience
      ----                          --------                   ----------

Andrew Thomas Rudd                  Chairman   Dr.  Rudd has been the  Director
                                               and  Chairman of  Symphony  Inc.
B.Sc., Mathematics, University of              since  March  1994 and  Symphony
Sussex                                         LLC since July 1996. He has been
M.B.A., Finance                                associated  with  BARRA  and its
M.S. & Ph.D., Ops. Research,                   predecessors  since 1975. He has
University of California, Berkeley             served   as   Chief    Executive
                                               Officer  since 1984, as a member
                                               of the Board of Directors  since
                                               1986  and  as  BARRA's  Chairman
                                               since 1992.

Jeffrey L. Skelton            Chief            Dr.   Skelton  joined  BARRA  in
                              Executive        February  1994 as  President  of
Ph.D., Mathematical           Officer          BARRA   Ventures.   Dr.  Skelton
Economics and Finance         and              became the  President  and Chief
M.B.A., University of Chicago President        Executive  Officer  of  Symphony
B.Sc., Georgia Institute of                    Inc.   in   March  of  1994  and
Technology                                     Symphony   LLC  in  July   1996.
                                               Previously,   Dr.   Skelton  was
                                               Chief  Executive  of Wells Fargo
                                               Nikko    Investment     Advisors
                                               Limited  in  London.   Prior  to
                                               moving to  London  in 1991,  Dr.
                                               Skelton  was Vice  Chairman  and
                                               co-Chief  Investment  Officer at
                                               Wells  Fargo  Nikko   Investment
                                               Advisors in San Francisco.

Neil L. Rudolph               Chief            Mr.   Rudolph   has  been  Chief
                              Operating        Operating   Officer   and  Chief
B.Comm.,                      Officer/         Compliance  Officer of  Symphony
Accounting/Finance,           Chief            Inc. since May 1994 and Symphony
McMaster University           Compliance       LLC since  July  1996.  Prior to
Certified Public              Officer/         joining Symphony Inc., he held a
Accountant                    Chief            variety  of  positions  at Wells
                              Financial        Fargo Nikko Investment  Advisors
                              Officer          from  1984,   most  recently  as
                                               Managing  Director,   COO-Mutual
                                               Fund Group.



Praveen K. Gottipalli         Director of       Mr. Gottipalli has been Director
                              Investments       of  Investments   with  Symphony
M.B.A., Business                                Inc.   since  March,   1994  and
Management, M.S.,                               Symphony  LLC since  July  1996.
Chemical Engineering,                           From  1985 to 1994,  he was with
Rensselaer                                      BARRA  where,  prior to  joining
Polytechnic Institute.                          Symphony  Inc.,  he was Director
B.Tech., Engineering,                           of the Active  Strategies  Group
Indian Institute of                             for BARRA.  Mr.  Gottipalli  has
Technology.                                     worked on a number of  different
                                                investment management strategies
                                                including  valuation  models for
                                                global  equities,   global  tilt
                                                funds  and   aggressive   market
                                                neutral  strategies that combine
                                                quantitative   and   qualitative
                                                analysis.  He has been  actively
                                                involved  with design,  analysis
                                                implementations  and enhancement
                                                of these strategies.

Michael J. Henman             Secretary/        Mr. Henman has been the Director
                              Director          of   Business   Development   at
M.B.A. Finance,               of Business       Symphony  Inc.  since May,  1994
George Washington             Development       and   Symphony  LLC  since  July
University                                      1996.  Mr.  Henman  has been the
B.A., Business,                                 Secretary  of Symphony LLC since
Bowling Green                                   July  1996.   Prior  to  joining
State University                                Symphony   Inc.,  he  spent  the
Chartered Financial                             preceding   15  years  at  Wells
Analyst                                         Fargo Nikko Investment  Advisors
                                                in a variety of positions.  Most
                                                recently  Mr.  Henman  served as
                                                the Managing  Director in charge
                                                of      Client      Relationship
                                                Management.


                      EVALUATION BY THE BOARD OF DIRECTORS

         The Board of Directors recommends that the Shareholders approve the New Agreement. On August 20, 1997, the Board of Directors reviewed the Current Agreement with Symphony Inc. and approved it for the forthcoming year. At that time, the Board of Directors were advised of a request by Symphony Inc. for a modification in the fee structure of the Money Manager Agreement and took it under advisement. On November 14, 1997, the Board of Directors met in person and discussed the request made by Symphony Inc. for a modification of the fees paid. On February 19, 1998, the Board of Directors met in person and considered whether it would be in the best interests of the Small Cap Portfolio and its Shareholders to amend the Current Agreement to modify the fee structure paid by the Small Cap Portfolio to Symphony Inc. The Board of Directors discussed the modification of the fee structure and its possible effect on the Small Cap Portfolio, including that the effect of this change may be a potential increase in the fee paid by the Small Cap Portfolio as well as a potential decrease. In evaluating the New Agreement, the Board of Directors reviewed materials furnished by Bennington relevant to its decision. Those materials included information regarding the small to mid cap asset class component of the market and historical data comparing the greater market variability and potential higher results of the small cap segment with that of the large cap segment of the market. The information also related to Symphony Inc. and its affiliates and their personnel, operations and methods of operation insofar as they related to the Small Cap Portfolio. The Board of Directors indicated its belief that the modification of the fee structure by potentially increasing the performance fee and reflecting the greater risk provides an appropriate range of incentives for the Money Manager and joins the Money Manager's interests with those of the Shareholders for good relative investment performance. The Board of Directors further indicated their belief that the potentially better performance results and greater market variability of the small cap asset class fell between domestic equity and international asset classes and that the proposed modification of the fee structure reflected this observable occurrence.

         In its deliberations, the Board of Directors considered, among other factors, the historical results of the Small Cap Portfolio's advisory relationship with Symphony Inc., the services provided by Symphony Inc. or Symphony LLC as applicable under the Current and New Agreements. The Board of Directors discussed the modification of the fees payable under the New Agreement. The Board of Directors also considered comparative information on other investment companies with similar investment objectives, including information prepared utilizing data derived from independent statistical services. In addition, the Board of Directors reviewed and discussed the terms and provisions of the New Agreement and compared fees and expenses under the New Agreement with those paid by other investment companies. The Board of Directors of the Fund believes that the modification of the fee structure for the Money Manager would be equitable and fair to the Shareholders and that the adoption of the modified fee structure will make it more likely that the objectives of continued levels of good service and investment performance currently and in the future will be achieved.

         In determining whether or not it was appropriate to approve the New Agreement and to recommend approval to shareholders, the Board of Directors, including the Independent Directors, considered various matters and materials provided by Bennington or the Money Manager. The Board of Directors examined the nature, quality and scope of the services provided to the Small Cap Portfolio. They reviewed the basis for a modification of the Money Manager Fee and analyzed the fee proposed in terms of the services provided or to be provided, and the investment management fee charged by other investment advisers that manage comparable funds.

         The request for a fee increase referred to, among other things, the increased competition for high quality investment management, compliance, and other personnel, the costs and complexity of managing small to mid cap funds, and the amount of research needed to keep abreast of potential investment opportunities and to monitor developments in the small to mid cap equity market, the greater differential between risk and return in the small cap equity market in comparison to the large cap equity market and capacity constraints on trading (higher costs of trading on small to mid cap names). The Directors were provided with data as to the qualifications of Symphony Inc. and it's affiliates personnel and the quality and extent of the services rendered, as well as an analysis of the performance and expenses of the Small Cap Portfolio and comparative advisory fee information regarding other small to mid cap equity funds.

         In approving the New Agreement and recommending its approval by shareholders, the Directors of the Fund, including the Independent Directors, considered several factors. The factors considered by the Directors included (1) the nature, quality and extent of the services furnished to the Small Cap Portfolio and in particular the performance that Symphony Inc. has achieved for the Small Cap Portfolio; (2) the complexity of research and investment activities in the small to mid cap market; (3) the performance of Symphony Inc. in managing the Small Cap Portfolio with respect to its advisory services; (4) the effect of the proposed modification of the Performance Fee on the expense ratio of the Small Cap Portfolio; (5) comparative data to other funds as to investment performance, investment management fees, and as to expense ratios;
(6) current and developing conditions in the financial services industry, including competition for and the trend toward escalating compensation for investment personnel; and (7) the financial resources of Symphony Inc. and its affiliates and (8) the continuance of appropriate incentives to assure that the Small Cap Portfolio will continue to be furnished with high quality services.

         After reviewing and analyzing the materials provided, the Board of Directors concluded that the compensation to be paid under the proposed New Agreement is fair and reasonable. The Board believes that approving the New Agreement is in the best interests of the Small Cap Portfolio and its Shareholders. Accordingly, after consideration of the above factors, and such other factors and information it considered relevant, the Board of Directors unanimously approved the New Agreement and voted to recommend its approval by the Small Cap Portfolio's Shareholders. Symphony Inc. and Symphony LLC, as applicable, has undertaken to pay some of the costs and expenses incurred by the Fund as a result of the costs of the Meeting and solicitation.

         Based on its review, the Board of Directors determined that approval of the New Agreement is in the best interests of the Small Cap Portfolio and its Shareholders. Accordingly, after consideration of the above, and such other factors and information as it deemed relevant, the Board of Directors, including the Independent Directors, unanimously voted in person to approve the New Agreement and to recommend its approval to the Shareholders.

                        RECOMMENDATION AND VOTE REQUIRED

         After careful consideration, the Board of Directors recommends that Shareholders vote "FOR" the New Agreement among the Fund, Bennington and Symphony LLC to replace the Current Agreement effective May 1, 1998. Approval of the New Agreement requires the affirmative vote of a majority of the outstanding voting securities of the Small Cap Portfolio, as defined in the Investment Company Act. If the Shareholders do not approve the New Agreement, the Current Agreement will remain in effect. In this event, the Board of Directors shall take such further action as it may deem to be in the best interests of the Small Cap Portfolio and its Shareholders.

                   INVESTMENT MANAGEMENT AND OTHER INFORMATION

                              INVESTMENT MANAGEMENT

         Bennington serves as the investment adviser and Manager to the Fund pursuant to a Management Agreement between the Fund and Bennington dated December 23, 1991, revised to provide for payment to Bennington by the Portfolios of a management fee on June 17, 1992, and renewed by the Board of Directors, including all of the Directors who are not Interested Persons of the Fund on May 24, 1994, May 16, 1995, May 29, 1996 and May 28, 1997 (the
"Management Agreement"). Pursuant to the Management Agreement with the Fund, Bennington provides or oversees the provision of all general management, administration, investment advisory and portfolio management services for the Fund. Bennington is responsible for evaluating, selecting, and recommending Money Managers needed to manage all or part of the assets of the Portfolios. Bennington is also responsible for allocating the assets within a Portfolio among any Money Managers selected. Bennington, in conjunction with the Board of Directors, reviews Money Managers' performance. Bennington may add or terminate a Money Manager at any time, subject to approval by the Board of Directors and prompt notification of the applicable Portfolio's shareholders in accordance with the terms of the Exemptive Order. For providing such services, Bennington is paid a fee equal on an annual basis to 0.60% of the Small Cap Portfolio's average daily net assets. The Management Agreement will not be affected by the Proposal and will remain in full force and effect regardless of whether the Proposal is approved.

         In addition to the Management Agreement, under a separate Transfer Agency and Administrative Agreement approved by the Board of Directors on December 1, 1995, Bennington performs certain administrative, recordkeeping and transfer agent services. The Fund pays Bennington an annual rate of 0.13% of the average daily net assets of the Portfolios. Those fees are in addition to the fees paid under the Management Agreement. The Transfer Agency Agreement may be changed by the Board of Directors without shareholder approval. The Transfer Agency Agreement will not be affected by the Proposal and will remain in full force and effect regardless of whether the Proposal is approved.

         Bennington was organized as a general partnership under the laws of the State of Washington on April 25, 1991, for the purpose of acting as the Fund's manager and reorganized as a Washington Limited Partnership on August 12, 1993. Bennington's general partners, all of which are Washington corporations, are:

                                                                  Percentage
        Name                            Address                   of ownership

Northwest Advisors, Inc.               1420 Fifth Avenue, Suite     49.2%
                                       3130, Seattle, WA  98101
Bennington Management Associates,      1420 Fifth Avenue, Suite      1.0%
Inc. /2/                               3130, Seattle, WA  98101
Bennington Capital Management          5000 Columbia Center, 701    24.8%
Investment Corp.                       Fifth Avenue, Seattle,
                                       WA 98104-7078
__________
2/ The managing partner of Bennington and controlled by J. Anthony Whatley, III.

J. Anthony Whatley, III, a Director of the Fund, is a shareholder of Northwest Advisors, Inc. and Bennington Management Associates, Inc. During the fiscal year ended December 31, 1997, Mr. Whatley purchased an additional 20% of shares of Northwest Advisors, Inc. (by purchase and as part of a stock option).

         The names, titles and present positions of the executive officers or employees of Bennington who are also executive officers and/or directors of the Fund, all at the offices of Bennington, 1420 Fifth Avenue, Seattle, WA 98101 are:

 Name and                  Position with             Principal Occupations
 Address                    the Fund                During Past Five Years
 -------                    --------                ----------------------

*J. Anthony Whatley,       Director, President  Executive  Director, Bennington
III**                      and Principal        Capital Management L.P. since
1420 Fifth Avenue          Executive Officer    April 1991; President,
Seattle, WA                                     Bennington Management
                                                Associates,   Inc.  since  April
                                                1991;    President,    Northwest
                                                Advisors,   Inc.   since   1990;
                                                Senior   Vice    President   and
                                                Director of Sales and Marketing,
                                                Frank  Russell   Company  (asset
                                                strategy  consultant)  from 1986
                                                to 1990.

George G. Cobean, III      Director             Partner, Martinson,
1607 South 341st Place                          Cobean &  Associates,
Federal Way, WA                                 P.S. (certified  public
                                                accountants) since 1973.

Geoffrey C. Cross          Director             President,  Geoffrey C.
252 Broadway                                    Cross P.S., Inc.,
Tacoma, WA                                      (general practice of
                                                law) since 1970.

Ravindra A. Deo            Vice President,      Director   and  Vice
1420 Fifth Avenue          Treasurer and        President, Northwest
Seattle, WA                Principal Financial  Advisors, Inc. since
                           and Accounting       July   1993;    Vice
                           Officer              President  and Chief
                                                Investment  Officer,  Bennington
                                                Capital  Management  L.P.  since
                                                January   1992;    Senior   Vice
                                                President,     Leland    O'Brien
                                                Rubenstein            Associates
                                                Incorporated         (investment
                                                adviser) from 1986 to 1991.

Linda V. Whatley**         Vice President and   Director,  Secretary
1420 Fifth Avenue          Assistant Secretary  and   Treasurer   of
Seattle, WA                                     Northwest  Advisors,
                                                Inc.   since  July  1993;   Vice
                                                President,   Bennington  Capital
                                                Management   L.P.   since  April
                                                1991; Secretary since April 1991
                                                and Director and Treasurer since
                                                June    1992    of    Bennington
                                                Management   Associates,   Inc.;
                                                Student,      University      of
                                                Washington MBA Program from 1987
                                                to 1990; Vice President, Russell
                                                Analytical    Services,    Frank
                                                Russell  Company (asset strategy
                                                consultant) from 1984 to 1987.

Robert J. Harper           Vice President       Director   and  Vice
1420 Fifth Avenue                               President, Northwest
Seattle, WA                                     Advisers, Inc. since
                                                November 1995; Director of Sales
                                                and Client  Service,  Bennington
                                                Capital  Management  L.P.  since
                                                October     1993;     President,
                                                National  Training Program since
                                                January 1980.


Bruce Joel King            Vice President and   Vice      President,
1420 Fifth Avenue          Chief Compliance     Bennington   Capital
Seattle, WA                Officer              Management      L.P. since
                                                April 1994***; Securities and
                                                Exchange Commission from 1984 to
                                                1994.

Christine J. Stansbery     Secretary            Assistant       Vice
1420 Fifth Avenue                               President-Compliance
Seattle, WA                                     since  January 1997,
                                                Regulatory  Manager  from  March
                                                1996  to  December  1996,  Legal
                                                Assistant  from  March  1993  to
                                                March 1996 at Bennington Capital
                                                Management  L.P.;  Assistant  to
                                                Administrator,   Bailey  Boushay
                                                House,  Virginia Mason Hospital,
                                                from 1990 to 1992 (health care).
-----------
* This Director is an Interested Person by virtue of his employment and/or indirect interest in Bennington.

**   J. Anthony Whatley III and Linda V. Whatley are husband and wife.

***  Mr. King resigned as an officer of the Fund and Bennington in January 1998.

         Symphony Inc. and its affiliates has no affiliation with or relationship to the Fund or Bennington other than as discretionary Money Manager for the Small Cap Portfolio's assets, except Symphony will act as the relationship manager for the Small Cap Portfolio's inclusion in the Schwab OneSource Portfolios - Small Company Fund (the "Schwab Portfolio") arrangement. In connection with this arrangement, Bennington will pay Symphony a service fee of 0.18% on an annual basis of the net assets attributable to the Schwab Portfolio investments in the Small Cap Portfolio, once that investment reaches $20 million (the "Fee"), calculated monthly and payable within fifteen (15) days at the end of each month so long as (i) Bennington is the manager of the Fund;
(ii) Symphony is the Money Manager of the Small Cap Portfolio; and (iii) the Small Cap Portfolio is included in the Schwab Portfolio. Bennington may in its sole discretion modify the Fee upon five (5) business days' notice to Symphony.

                         BOARD OF DIRECTORS OF THE FUND

         The Board of Directors of the Fund consists of:

                          Name                     Position

              George G. Cobean, III         Director
              Geoffrey C. Cross             Director
              J. Anthony Whatley, III*      Director, President and
                                            Principal Executive Officer

-----------------------------
*    interested persons

                      PORTFOLIO TRANSACTIONS AND BROKERAGE

          Subject to the general supervision of the Board of Directors, Bennington and the Money Manager are responsible for the Small Cap Portfolio's portfolio transactions. Generally, securities are purchased for the Small Cap Portfolio for investment income and/or capital appreciation and not for short-term trading profits. However, the Small Cap Portfolio may dispose of securities without regard to the time they have been held when such action, for defensive or other purposes, appears advisable to Bennington or the respective money managers.

         Transactions on U.S. stock exchanges involve the payment of negotiated brokerage commissions; on non-U.S. exchanges, commissions are generally fixed. There is generally no stated commission in the case of securities traded in the over-the-counter markets, including most debt securities and money market instruments, but the price includes an undisclosed "commission" in the form of a mark-up or mark-down. The cost of securities purchased from underwriters includes an underwriting commission or concession. The Small Cap Portfolio paid brokerage commissions in 1997 of $239,855.

          Subject to the arrangements and provisions described below, the selection of a broker or dealer to execute portfolio transactions is usually made by the money manager of the Portfolio. The Management Agreement and the Money Manager Agreements provide, in substance and subject to specific directions from the Fund's Board of Directors and officers of Bennington, that in executing portfolio transactions and selecting brokers or dealers, the principal objective is to seek the best net price and execution. Securities will ordinarily be purchased from the markets where they are primarily traded, and the money managers will consider all factors they deems relevant in assessing the best net price and execution for any transaction, including the breadth of the market in the security, the price of the security, the financial condition and execution capability of the broker or dealer, and the reasonableness of the commission, if any (for the specific transaction and on a continuing basis).

          In addition, the Money Manager Agreement authorizes Bennington (while exercising investment discretion) and Symphony, in selecting brokers to execute a particular transaction and in evaluating the best net price and execution, to consider the "brokerage and research services" (as those terms are defined in Section 28(e) of the Securities Exchange Act of 1934, as amended) provided to the Small Cap Portfolio, Bennington and/or to Symphony (or its affiliates). Bennington (while exercising investment discretion) and Symphony are authorized to cause the Small Cap Portfolio to pay a commission to a broker who provides such brokerage and research services for executing a portfolio transaction which is in excess of the amount of commission another broker would have charged for effecting that transaction. Bennington (while exercising investment discretion) or the Money Manager must determine in good faith that the commission was reasonable in relation to the value of the brokerage and research services provided, viewed in terms of that particular transaction or in terms of all the accounts over which Bennington or the Money Manager exercises investment discretion.

          In addition, if requested by the Small Cap Portfolio, Bennington (when exercising investment discretion) and the Money Manager may enter into transactions giving rise to brokerage commissions with brokers who provide brokerage, research or other services to the Small Cap Portfolio or Bennington so long as the money manager believes in good faith that the broker can be expected to obtain the best price on a particular transaction and the Small Cap Portfolio determines that the commission cost is reasonable in relation to the total quality and reliability of the brokerage and research services made available to the Small Cap Portfolio, or to Bennington for the benefit of its clients for which it exercises investment discretion, notwithstanding that another account may be a beneficiary of such service or that another broker may be willing to charge the Small Cap Portfolio a lower commission on the particular transaction. For the fiscal year ended December 31, 1997, Symphony entered into no arrangements of this type.

          Bennington does not expect the Small Cap Portfolio ordinarily to effect a significant portion of its total brokerage business with brokers affiliated with Bennington or the money managers. However, the Money Manager may effect portfolio transactions for the Small Cap Portfolio with a broker affiliated with the Money Manager, as well as with brokers affiliated with other Money Managers, subject to the above considerations regarding obtaining the best net price and execution. For the fiscal year ended December 31, 1997, Symphony Inc. effected no portfolio transactions with any affiliated brokers.

                          INFORMATION ABOUT THE MEETING

          All proxies solicited by the Board of Directors which are properly executed and received by the Secretary or her designees prior to the Meeting will be voted at the Meeting in accordance with the instructions thereon. If no instruction is given on a proxy, it will be voted FOR approval of the Proposals.

          Shares of the Small Cap Portfolio represented in person or by proxy (including shares which abstain or do not vote with respect to the Proposals presented for Shareholder approval) will be counted for purposes of determining whether a quorum is present at the Meeting. Abstentions will be treated as shares that are present and entitled to vote for purposes of determining the number of shares that are present and entitled to vote, but will not be counted as a vote in favor of the Proposals. Accordingly, an abstention from voting on the Proposal has the same effect as a vote against the Proposal. As noted above, the adoption by the Shareholders of the Proposal requires the affirmative vote of the lesser of (i) 67% of the voting securities present at the Meeting, if the holders of more than 50% of the shares of the Small Cap Portfolio are present or represented by proxy or (ii) 50% or more of the outstanding shares of the Small Cap Portfolio.

          Broker-dealer firms holdings shares in "street name" for the benefit of their customers and clients will request the instructions of such customers and clients on how to vote their shares before the Meeting. If a broker or nominee holding shares in "street name" indicates on the proxy that it does not have discretionary authority to vote as to the Proposal, those shares will not be considered as present and entitled to vote with respect to the Proposal. Accordingly, a "broker non-vote" has no effect on the voting in determining whether the Proposal has been adopted pursuant to item (i) above. However, with respect to determining whether the Proposal has been adopted pursuant to item
(ii) above, because shares represented by a "broker non-vote" are considered outstanding shares, a "broker non-vote" has the same effect as a vote against the Proposal.

          In the event that a quorum is not present in person or by proxy when any session of the Meeting is called to order, the persons named as proxies may vote those proxies which have been received to adjourn the Meeting to a later date. In the event that a quorum is present but sufficient votes in favor of the Proposal have not been received, the persons named in the proxies may propose one or more adjournments of the Meeting to permit further solicitations of proxies with respect to the Proposal. Any adjournment will require the affirmative vote of a majority of the shares of the Small Cap Portfolio present in person or by proxy as the session of the Meeting to be adjourned. The persons named as proxies will vote those proxies which they are entitled to vote in favor of the Proposal in favor of an adjournment and will vote those proxies
required  to  be  voted  against  the  Proposal  against  any  adjournment.   In
determining whether to adjourn the Meeting, the following factors may be considered: the nature of the proposals that are the subject of the Meeting, the percentage of votes actually cast, the percentage of negative votes actually cast, the nature of any further solicitation and the information to be provided to Shareholders with respect to the reasons for the solicitation. A shareholder vote may be taken on the Proposal in the proxy statement prior to adjournment if sufficient votes for its approval have been received and it is otherwise appropriate.

           CONTROL PERSONS AND PRINCIPAL HOLDERS FOR THE SMALL CAP PORTFOLIO

       As of February 28, 1998, the following persons were the owners of record of 5% or more of the shares of the Small Cap Portfolio.

                                                          Small to Mid Cap
Beneficial Owner
Stap & Company, account nominee for                            5.15%
National Westminster Bankcorp.
2 Montgomery Street
Jersey City, NJ  07302

Macbee & Co., account nominee for
6.88% Eastern Bank & Trust Co.
225 Essex St.
Salem, MA  01970

Rocco Trust & Co., account nominee for                         8.20%
Johnson Heritage Trust Company c/o
Marshall & Ilsley Trust Co.
1000 N. Water Street, TR14
Milwaukee, WI  53202

EDRAYCO, account nominee for                                   8.27%
Regions Bank
P. O. Box 937
Gainsville, GA  30503
One Valley Bank NA                                            10.96%
One Financial Place
Princeton, WV  24740

Charles Schwab & Company                                      11.26%
101 Montgomery St.
San Francisco, CA 94104

Hubco Regions Bank, account nominee for                       12.69%
Regions Bank
P. O. Box 10247
Birmingham, AL  35202


          As of February 28, 1998, the directors and officers of the Fund, as a group, beneficially owned less than 1% of the shares of the Small Cap Portfolio.

                          NEXT MEETING OF SHAREHOLDERS

          The Fund does not intend to hold annual meetings of Shareholders unless otherwise required by law. The Fund will not be required to hold annual meetings of Shareholders unless the election of Directors is required to be acted on by Shareholders under the Investment Company Act. Any proposals by Shareholders to be presented at an annual meeting must be received by the Fund for inclusion in its proxy statement and form of proxy relating to that meeting at least 120 calendar days in advance of the date of the Fund's proxy statement released in connection with the previous year's annual meeting, except that if no annual meeting was held in the previous year or the date of the annual meeting has changed by more than 30 days, a shareholder proposal shall have been received by the Fund a reasonable time before the solicitation is made. Shareholders have certain rights, including the right to call a meeting upon a vote of 10% of the Fund's outstanding shares for the purpose of voting on the removal of one or more Directors or to transact any other business.

                                 PROPOSAL NO. 2

                                 OTHER BUSINESS

         The Board of Directors does not know of any matters to be presented at the Meeting other than those set forth in this Proxy Statement. If any other business should come before the meeting, the persons named in the accompanying proxy will vote thereon in accordance with their best judgment with respect to such matters.

         The Fund's Annual Report has previously been delivered to shareholders. Shareholders may obtain a copy of the Fund's most recent Annual and Semi-Annual Reports upon written or oral request, without charge, by contacting the Fund at the address shown above, or by calling 1-800-759-3504. If any Shareholders would like additional information about the matters proposed for action, the management would welcome the opportunity to answer questions and provide further information.

SHAREHOLDERS ARE URGED TO SIGN THEIR PROXIES AND RETURN THEM PROMPTLY. PLEASE NOTE THE FORM OF THE NAME OR NAMES PRINTED ON THE PROXY. THIS IS THE FORM IN WHICH THE STOCK OWNERSHIP IS SHOWN ON THE BOOKS OF THE FUND, AND IT IS THE FORM IN WHICH THE SIGNATURE OR SIGNATURES SHOULD APPEAR ON THE PROXY.

BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE "FOR" PROPOSAL ONE.

                                        BY ORDER OF THE BOARD OF DIRECTORS
                                                 ACCESSOR FUNDS, INC.

                                                 Christine J. Stansbery
                                                        Secretary
March 27, 1998